EXHIBIT 18

March 16, 2007


The Board of Directors and Management
AMCOL International Corporation
1500 West Shure Drive
Arlington Heights, Illinois 60004

Ladies and Gentlemen,

Note 6 of the Notes to the Consolidated Financial Statements of AMCOL International Corporation and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2006 describes a change in the date of the Company's annual goodwill impairment test required under Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.


Very truly yours,


/s/ Ernst & Young LLP
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Chicago, Illinois